Exhibit 10.6

CHARTER

OF THE

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

OF

EXAR CORPORATION

Amended and Restated as of September 14, 2010

I	PURPOSE

The purpose of the Corporate Governance and Nominating Committee (“Committee”) of the Board of Directors (the “Board”) of Exar Corporation (the “Company”) is to develop guidelines and policies regarding Board and corporate governance, as well as qualification criteria for Board membership. The Committee’s primary duties and responsibilities are to ensure that:

•	The Board adopts and practices appropriate governance standards.

•	The Board is properly constituted (size, composition and qualifications) so as to best execute its fiduciary obligations to shareholders.

•	Qualified candidates are identified and nominated for Board membership.

Subject to the Company’s Bylaws, the Delaware General Corporation Law and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and/or applicable listing agency, the Committee will fulfill these responsibilities and duties by carrying out the activities enumerated in this Charter.

II	STRUCTURE AND OPERATIONS

The Committee shall be comprised of a minimum of three directors, with all members of the Committee to be independent, according to the independence standards and requirements of the listing standards of The NASDAQ Global Market (or any other applicable securities exchange or over the counter market) (the “Listing Standards”), the SEC and applicable law, and free from any relationship that would interfere with the exercise of his or her independent judgment as a member of the Committee. The Board shall appoint the members of the Committee from time to time and at least annually at the annual organizational meeting of the Board, including a Director to serve as Committee Chair. In selecting members of the Committee, the Board shall take into account compliance with applicable statutes, rules, regulations and the Listing Standards, including requirements of independence. Committee members shall serve from the date of their appointment until the next Annual Meeting of Stockholders, or until their earlier resignation, removal or replacement.

The Committee shall meet at least four times per year, with additional meetings to occur as deemed necessary or desirable by the Committee or the Committee Chair. Meetings shall be held at such times and places as the Committee shall determine, including by written consent. A majority of the members of the Committee shall constitute a quorum for the Committee to act in the discharge of its duties. The Committee shall keep written minutes of its meetings and deliver copies of the minutes to the Company secretary for inclusion in the corporate records. The Committee’s Chair shall appoint a member of the Committee or an employee of the Company to keep regular minutes of Committee proceedings. Meeting minutes will be approved by the Committee and copies provided to members of the Board who are not members of the Committee.

III	RESPONSIBILITIES AND DUTIES

The Committee shall:

1.	Evaluate the current organization and governance of the Board and its committees, determine future requirements, and make recommendations to the Board for approval.

2.	Evaluate and propose nominees for election to the Board.

3.	Conduct studies of the size and composition of the Board and make recommendations to the Board as a result of such studies.

4.	Consult annually with Board members, management and others to determine the knowledge, experience and skills which should be kept in mind in making nominations for membership on the Board and conduct searches for potential Board members with corresponding attributes.

5.	Consider and make recommendations to the Board regarding (i) comments from stockholders relating to Board size or composition and (ii) nominees for the Board suggested by stockholders.

6.	Review and make recommendations to the Board concerning the establishment, continuation, or termination of standing and special committees of the Board.

7.	Make recommendations to the Board for membership on the various Board committees and committee chairpersons.

8.	Review and report to the Board on a periodic basis with regards to matters of corporate governance, including periodic review, assessment and recommendations with respect to the Company’s Corporate Governance Principles.

9.	Review and make recommendations to the Board regarding policies and practices relating to service or performance on the Board, including policies regarding such matters as duties and responsibilities, continuing education requirements, compensation, stock ownership, retirement, and other matters applicable generally to Directors’ service on the Board.

10.	Review and recommend to the Board adoption of appropriate business conduct and ethical standards and consider any requests for waivers and changes with respect thereto.

11.	Oversee the Board performance evaluation process including conducting surveys of director observations, suggestions and preferences.

12.	Review and discuss with the Audit Committee and the Board business risks relating to the Company’s legal and regulatory compliance as they relate to corporate governance structure and processes.

13.	Periodically review its own performance and reassess the adequacy of this Charter, recommending any proposed changes to the Board for approval.

14.	Perform such other functions and have such powers as may be necessary or convenient in the efficient discharge of the foregoing.

IV	COMMITTEE REPORTS

The Committee shall produce the following reports and provide them to the Board:

•

An annual performance evaluation of the Committee. The performance evaluation should also recommend to the Board whether any improvements to this Charter are deemed necessary or desirable. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Committee Chair or any other member of the Committee designated by the Committee to make this report.

•	As appropriate, a summary of the actions taken at each Committee meeting, which shall be presented by the Committee Chair to the Board at the next Board meeting.

V	RESOURCES AND AUTHORITY OF THE COMMITTEE

The Committee shall be provided with the powers set forth in this Charter, and adequate resources and funding, as determined by the Committee, to enable it to fulfill its responsibilities. The Committee may perform any other activities consistent with this Charter, the Company’s Bylaws, the Listing Standards and applicable law as the Committee or the Board considers appropriate.

The Committee shall have the authority to appoint and retain such outside counsel and other independent advisors and consultants as the Committee in its sole discretion deems appropriate. The Committee shall have the sole authority to approve the terms of any such retention and the fees to be paid.

Wherever in this Charter it is provided that the Committee shall have and exercise all power and authority of the full Board, any decision made by the Committee pursuant to such power and authority shall be deemed, without any review or further action by the full Board, to constitute a decision of the Company’s Board; provided, however, that the full Board may at any time by specific resolution take action on any matter and, if such action is in conflict with a decision made by the Committee, the action by the full Board shall be controlling.

Nothing in this Charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the Committee on reports or other information provided by others.